[BANK ONE CORPORATION Press Release Letterhead]                    Exhibit 99(a)



FOR IMMEDIATE RELEASE



BANK ONE ANNOUNCES FOURTH QUARTER EARNINGS EXPECTATIONS
AND SPECIAL CHARGE; EARNINGS OUTLOOK FOR 2000

CHICAGO, January 11, 2000 - BANK ONE CORPORATION (NYSE: ONE) today announced:

 .  Earnings expectations for fourth quarter and full year 1999;

 .  A special charge for the fourth quarter 1999;

 .  Earnings outlook for 2000.

                      FOURTH QUARTER EARNINGS EXPECTATIONS

Bank One said it expects operating earnings to be about $900 million in the 1999 fourth quarter, or $0.78 per diluted share, and $4.1 billion for the full year, or $3.45 per share.

The 1999 fourth quarter reported results will include a special charge of $725 million. Reported net income will be approximately $0.36 per share for the fourth quarter and approximately $2.94 per share for the full year 1999.

"These operating earnings estimates are consistent with expectations we shared with the market in early November," said Verne G. Istock, President and acting Chief Executive Officer. "All our businesses, except credit card, continue to be solidly in line with our stated growth and return goals."

Bank One's complete results for the 1999 fourth quarter and full year are expected to be announced on January 18, 2000.



                                     (more)

                         SPECIAL FOURTH QUARTER CHARGE

The special charge in the 1999 fourth quarter of $725 million pre-tax, or $0.42 per share, will include:

 .  Approximately $200 million related to the early adoption of the Federal
   Financial Institutions Examination Council's new consumer credit guidelines. Of that, $176 million represented an increase in provisions for credit losses, reflecting the new guidelines for consumer credit charge-offs considered in concert with Bank One's quarterly assessment of its allowance for credit losses. An additional $21 million of noninterest expense for credit card fraud losses is related to the new guidelines requiring a shorter time frame for recognizing fraud losses.

 .  $185 million for the write-down of certain assets and other charges at First
   USA, Bank One's credit card company. The projected earnings decline at First USA, including revised marketing plans, led to the impairment of these assets, including purchased account relationships, affinity programs and interest-only strips.

 .  $80 million for further deterioration in auto lease residual values.

 .  $260 million primarily related to specific business restructuring plans.
   This charge is for personnel, facilities and equipment expenses.


                                OUTLOOK FOR 2000

Bank One expects operating earnings for 2000 will be $2.80 to $3.00 per share, with a return on equity of approximately 17%. The outlook for Bank One in 2000 will be reviewed today in a meeting with investors, analysts, and the press.

The key performance drivers for 2000 include:

 .  All lines of business, excluding credit card, are expected to grow earnings
   10% to 12%, driven by revenue growth of 5% to 8% with expense growth of 2% to 4%.

 . Credit card return on outstandings (pre-tax) is expected to decline to 1.00% in 2000 from 2.50% in 1999.

 .  Credit quality is expected to remain stable.

 . Achievement of promised cumulative merger synergies of $900 million to $950 million in 2000. 1999's synergy savings are estimated to be $475 million.

                                     (more)

"Bank One is a great franchise with millions of customers, strong products and very talented employees," Istock said. "We are committed to restoring the confidence of investors through the effective execution of our strategies across all lines of business in 2000. Clearly, a higher stock valuation will be the ultimate measure of our success."

Bank One has implemented plans that are intended to return the credit card business toward industry profitability levels by the end of 2000. Bank One's long-term earnings growth rate is expected to be 10% to 12%. Boosted by an increase in the pre-tax return on credit card outstandings to approximately 1.5% to 1.7% for 2001, the earnings growth rate may be somewhat higher in 2001.

In addition, at this time Bank One's Board of Directors supports maintaining the common stock cash dividend at its existing annual rate of $1.68 per share, based on the current outlook for 2000. The Board expects to discontinue the biannual stock dividend traditionally granted by Bank One. The Board will make a formal decision on January 18, 2000.

BANK ONE CORPORATION, headquartered in Chicago, is the nation's fourth largest bank holding company, with assets of more than $260 billion. Bank One offers a full range of financial services to commercial and business customers and consumers. It can be accessed via the Internet at www.bankone.com.

Certain statements made by management in this presentation and these materials are not statements of historical fact, but are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These "forward-looking statements" involve risks and uncertainties which may cause actual results to differ materially from those in such statements. Additional discussion of factors that could cause actual results to differ materially from projections, forecasts, estimates and expectations is contained in respective SEC filings, including the Annual Report on Form 10-K for the year ending December 31, 1998.

                                      ###

Bank One's meeting to review the outlook for 2000 begins at 8:30 a.m. Eastern time. The teleconference number is 800-553-2350 (domestic) or 303-267-1000 (international), access code 645205. The slide presentation will be available on the Internet at www.bankone.com at 6:15 a.m. Eastern time, or through fax-on-demand at 877-ONE-FACT. A playback of the meeting will be available after 1 p.m. Eastern time today through 6 p.m. on Monday, January 17. Please dial 800-625-5288 (domestic) or 303-804-1855 (international). The reservation number is 645205. The conference call playback will also be available on the Internet at www.bankone.com.

Media Contacts:
Thomas A. Kelly                                    (312) 732-7007
Stan A. Lata                                       (312) 732-6209

Investor Contacts:
Jay S. Gould                                       (312) 732-5771
Holly E. Hobson                                    (312) 732-5782
Sandra M. Catanzaro                                (312) 732-8013